United States securities and exchange commission logo





                          November 22, 2021

       Cesar Johnston
       Acting Chief Executive Officer
       Energous Corp
       3590 North First Street, Suite 210
       San Jose, California 95134

                                                        Re: Energous Corp
                                                            Form S-3
                                                            Filed November 15,
2021
                                                            File No. 333-261087

       Dear Mr. Johnston:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6001 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing